Exhibit 35.4

ANNUAL STATEMENT AS TO COMPLIANCE

CGCMT 2014-GC23

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Custodian (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of August 1, 2014 (the “Agreement”), by and among, Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, A Division of PNC Bank National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Trimont Real Estate Advisors, Inc., as Operating Advisor, Citibank, N.A., as Certificate Administrator, and Deutsche Bank Trust Company Americas, as Trustee, here by certifies in accordance with Section 10.08 of the Agreement:

A)	A review of such Certifying Servicer’s activities from January 1, 2015 to December 31, 2015 (the “reporting period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and

B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS as Custodian

/s/ David Co
BY:	David Co
Title:	Director
Date:	March 1, 2016